Exhibit 10.1

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.
383 Madison Avenue
New York, NY 10179

September 19, 2016

Eldorado Resorts, Inc.
100 West Liberty Street, Suite 1150
Reno, Nevada 89501
Attention:  Thomas Reeg

Project Nest
Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”, together with any Additional Agent appointed pursuant to Section 1 below, the “Commitment Parties”, “we” or “us”) that Eldorado Resorts, Inc. (“Eldorado” or “you”) intends to acquire (the “Acquisition”) directly or indirectly, an entity identified to us as “IBIS” (the “Target”) through the merger of Target with and into Eagle II Acquisition Company LLC, a Delaware limited liability company, a newly created wholly-owned (directly or indirectly) unrestricted subsidiary of Eldorado (“Acquisition Co.”).  The Borrower, the Target and their respective subsidiaries are sometimes collectively referred to herein as the “Companies.”

In connection with the Acquisition, you have advised us that you intend to (i) pay consideration in connection with the Acquisition and (ii) refinance the indebtedness described below (collectively, the “Refinancing”):

(a)           that certain Credit Agreement, dated as of  July 23, 2015, as amended, supplemented or otherwise modified to the date hereof, by and among Eldorado, the several banks and other financial institutions and lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for such lenders (the “Existing Eldorado Credit Agreement”);

(b)           that certain Credit Agreement, dated as of July 26, 2007, as amended, supplemented or otherwise modified to the date hereof, by and among the Target, the several banks and other financial institutions and lenders from time to time party thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent for such lenders;

(c)           that certain Indenture, dated as of August 7, 2012, as amended, supplemented or otherwise modified to the date hereof, by and among the Target, the guarantors named therein and U.S. Bank National Association, in its capacity as trustee;

(d)           that certain Indenture, dated as of March 5, 2013, as amended, supplemented or otherwise modified to the date hereof, by and among the Target, the guarantors named therein and U.S. Bank National Association, in its capacity as trustee, in each case, with the proceeds of (x) $1,750.0 million in senior secured credit facilities of the Borrower (collectively, the “Senior Credit Facilities”) comprised of (i) a term loan B facility of up to $1,450.0 million (the “Term Loan Facility”) and (ii) a revolving credit facility of $300.0 million (the “Revolving Credit Facility”) and (y) an amount equal to at least $375.0 million in gross proceeds from the issuance and sale by the Borrower of senior unsecured notes (the “Notes”) or, if the Notes are not issued and sold on or prior to the date of consummation of the Acquisition, an amount equal to at least $375.0 million in senior unsecured bridge loans (the “Bridge Loans” and together with any Rollover Loans and Exchange Notes (each, as defined in Annex II-A hereto), the “Bridge Facility” and, collectively with the Senior Credit Facilities, the “Facilities”) made available to the Borrower as interim financing to the Permanent Securities (as defined in Annex II-A hereto) in each case of this clause (b), less the aggregate amount of gross proceeds of Permanent Securities received by the Borrower since the date of execution of this Commitment Letter.  The Acquisition, the Refinancing, the entering into and initial funding of the Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.”  The date of consummation of the Acquisition is referred to herein as the “Closing Date.”

1.             Commitments.  In connection with the foregoing, (a) JPMorgan is pleased to hereby commit to you to provide 100% of each of the Senior Credit Facilities (in such capacity, the “Initial Senior Lender”) and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Senior Administrative Agent”) for the Senior Credit Facilities (in each case subject only to the satisfaction of the conditions set forth in paragraph 5 below, the conditions in the section entitled “Conditions Precedent to Closing and Initial Funding” in Annex I hereto and the conditions in Annex III hereto) (Annex I and Annex III, collectively, the “Senior Financing Summary of Terms”), (b) JPMorgan is pleased to advise you of its willingness, and you hereby engage JPMorgan, to act as the sole and exclusive lead arranger and sole and exclusive bookrunning manager (in such capacity, the “Senior Lead Arranger”) for the Senior Credit Facilities, and in connection therewith to form a syndicate of lenders for the Senior Credit Facilities (collectively, the “Senior Lenders”) in consultation with you, (c) JPMorgan is pleased to hereby commit to you to provide 100% of the Bridge Loans (in such capacity, the “Initial Bridge Lender” and, together with the Initial Senior Lender, the “Initial Lenders”) and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent” and, together with the Senior Administrative Agent, each, an “Administrative Agent” and together, the “Administrative Agents”) (in each case subject only to the satisfaction of the conditions set forth in paragraph 5 below, the conditions in the section entitled “Conditions Precedent” in Annex II hereto and the conditions in Annex III hereto) (Annex II and Annex III, collectively, the “Bridge Summary of Terms” and, together with the Senior Financing Summary of Terms, the “Summaries of Terms” and, together with this letter agreement, the “Commitment Letter”) and (d) JPMorgan is also pleased to advise you of its willingness, and you hereby engage JPMorgan, to act as the sole and exclusive lead arranger and sole and exclusive bookrunning manager (in such capacity, the “Bridge Lead Arranger”; JPMorgan acting in its capacity as Senior Lead Arranger and/or Bridge Lead Arranger is sometimes referred to herein as the “Lead Arranger”) for the Bridge Loans, and in connection therewith to form a syndicate of lenders for the Bridge Loans (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”) in consultation with you.  You agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.  All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

In consideration of JPMorgan’s agreement to structure and arrange the Facilities, you agree to offer JPMorgan the right to act as Escrow Agent (as defined in the Fee Letter) in connection with any of the transactions contemplated hereby.   If JPMorgan agrees to act in such capacity, the Borrower and JPMorgan will enter into the appropriate form of agreement relating to the escrow arrangement involved and containing reasonable and customary terms and conditions acceptable to the Borrower and JPMorgan, including provisions relating to the scope of JPMorgan’s services, JPMorgan’s compensation or other appropriate financial arrangements and an indemnification of JPMorgan.

You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender in order to obtain

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its commitment to participate in any of the Facilities unless you and we shall so agree; provided that (x) within 15 business days following the date hereof, you may appoint up to 8 additional arrangers for the Facilities and award such arrangers additional agent, co-agent, lead arranger, bookrunner, manager or arranger title (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Agent”) in a manner and with economics determined by you in consultation with the Lead Arranger (it being understood that, to the extent you appoint additional agents, co-agents, bookrunners or co-managers or confer other titles in respect of the Facilities, (i) not more than 5 Additional Agents may be awarded “joint lead arranger and bookrunning manager” titles (with any other Additional Agents being awarded “co-arranger and bookrunning manager” titles), (ii) the commitments of such appointed entities shall be allocated on a pro rata basis across each of the Facilities, (iii) the commitments of JPMorgan in respect of the Facilities will be reduced by the amount of the commitments of such Additional Agents and (iv) the economics awarded to such Additional Agent shall be in proportion to their commitments assumed in respect of the Facilities, with such reduction allocated to reduce the commitments of the Initial Lenders across each of the Facilities at such time on a pro rata basis according to the respective amounts of their commitments, (y) JPMorgan shall have not less than 30% of the total economics for each of the Facilities and (z) upon the execution by any Additional Agent (and any relevant affiliate) of customary joinder documentation pursuant to which such Additional Agent makes a commitment as an Initial Lender under one or more of the Facilities, each such Additional Agent (and any relevant affiliate) shall thereafter constitute (other than for purposes of this paragraph) an “Initial Lender”, “Commitment Party” and “Lead Arranger” hereunder, as applicable; provided further that JPMorgan shall have “lead left placement” on all marketing materials relating to each of the Facilities.

Promptly following the date hereof, you agree to use your commercially reasonable efforts to obtain an amendment (the “Amendment”) to the Existing Eldorado Credit Agreement to permit, among other things, the ability to designate an “Unrestricted Subsidiary” of Eldorado to consummate the financing of the Facilities (including any Notes) into escrow in advance of the Closing Date (including to permit the pledge of the proceeds thereof to secure any such escrow financings) (it being understood and agreed that such use of commercially reasonable efforts shall include the payment of at least the Consent Incentive Fee (as defined in the Fee Letter)).

2.             Syndication.  The Lead Arranger in consultation with you intends to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as defined below); provided that notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, (a) except as you may otherwise agree in writing, the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including the obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including their commitments in respect thereof, until after the initial funding under the Facilities on the Closing Date has occurred, (b) no such syndication, assignment or novation shall become effective with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facilities until the initial funding of the Facilities has occurred, and (c) except as you may otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights with respect to their commitments hereunder with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Facilities has occurred.  You agree to actively assist the Lead Arranger, and to use your commercially reasonable efforts to cause, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Target and its subsidiaries to actively assist, the Lead Arranger in achieving, a syndication of each of the Facilities that is satisfactory to the Lead Arranger.  Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, to cause the Target, its subsidiaries and its advisors to provide, the Lead Arranger and the Lenders upon request with all information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to,

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(x) information and evaluations prepared by you, the Target and your and its advisors, or on your or their behalf, relating to the Acquisition (including the Projections (as defined below)) and (y) customary forecasts prepared by management of the Companies of balance sheets, income statements and cash flow statements for each fiscal quarter for the first twenty-four months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date and for each of the succeeding five fiscal years thereafter, (b) your preparing an information memorandum promptly following the date hereof with respect to each of the Facilities in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger (each, an “Information Memorandum”) and other materials to be used in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefits from your existing lending relationships and the existing banking relationships of the Target, (d) your obtaining, promptly following the date hereof, monitored public corporate credit or family ratings of the Borrower after giving effect to the Transaction and ratings of the Facilities and the Notes, in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”), (e) you shall not, and shall use your commercially reasonable efforts to ensure that none of the Companies shall, have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of the syndication or issuance of, or engaged in discussions concerning the syndication or issuance of, any equity or debt of the Companies (other than the Facilities and the Notes) without the prior written consent (not to be unreasonably withheld) of the Lead Arranger (it being understood that borrowings under the existing revolving credit facilities of the Companies and any debt permitted to be incurred under the Acquisition Agreement shall be permitted) and (f) your otherwise assisting the Lead Arranger in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Target, available from time to time to attend and make presentations regarding the business and prospects of the Companies, the Target and the Transaction at one or more meetings of prospective Lenders.  Notwithstanding our right to syndicate the Facilities and receive commitments with respect thereto and without limiting your obligations to assist with the syndication efforts as set forth herein, the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, all or any portion of the Facilities.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the obtaining of the Ratings or the compliance with any of the other provisions set forth in this paragraph, shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.  For the avoidance of doubt, you will not be required to provide (x) any presentations of strategic information and analysis to the Companies’ boards of directors in connection with their evaluation of the Transaction or (y) any information, evaluations or trade secrets in contravention of the terms of the Acquisition Agreement as in effect on the date hereof or to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or their respective subsidiaries or affiliates; provided that you agree to use commercially reasonable efforts to have any such confidentiality obligation waived and to promptly notify us that information is being withheld pursuant to this sentence.

It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms, the Fee Letter or as otherwise agreed between you and

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us.  It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arranger.  Notwithstanding the foregoing, the Lead Arrangers will not syndicate to those persons who are competitors of you, the Target and your and their respective subsidiaries that are separately identified in writing by you to us from time to time or any of their affiliates (other than bona fide debt fund affiliates) that are either (a) identified in writing by you from time to time or (b) clearly identifiable on the basis of such affiliate’s name (collectively “Disqualified Lenders”); provided that designations of Disqualified Lenders may not apply retroactively to disqualify any entity that has previously acquired an assignment or participation in any Facility.

3.             Information Requirements.  You hereby represent and warrant that (a) all information and data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Parties directly or indirectly by you, the Target or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby is or will be, when furnished, correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon reasonable assumptions it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that if at any time prior to the Closing Date and, if requested by us, for such period thereafter to the extent necessary to complete the syndication of the Facilities any of the representations in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and the Projections so that such representations will be correct at such time.  In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.  The Information and Projections provided to the Lead Arranger prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information”.

You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will assist (and to use commercially reasonable efforts to cause, to the extent not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders. It is understood and agreed that the Borrower will use commercially reasonable efforts to exclude MNPI from the Public Information Materials with respect to the Target and the Acquisition.

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Before distribution of any Information Materials to prospective Public Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom, in each case, exculpating the Commitment Parties and their respective affiliates with respect to liability related to the use of the contents of the Information Materials by the recipients thereof.

Notwithstanding the foregoing, you agree that the Lead Arranger on your behalf may distribute the following documents to all prospective Lenders regardless of whether marked “PUBLIC”, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to its intended distributions that such material should only be distributed to prospective Private Lenders:  (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities, (c) customary marketing term sheets related to the Facilities and (d) other PUBLIC materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without further discussions with you.  You agree that the Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4.             Fees and Indemnities.

(a)           You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”).  You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to the Lead Arranger and the Administrative Agents under each Facility, and of any special gaming and local counsel to the Lenders retained by the Lead Arranger, and due diligence expenses) in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under any of the Facilities.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b)           You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any related transaction and any of the other transactions contemplated thereby or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is

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otherwise a party thereto and whether or not any aspect of the Transaction is consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Target or your or its subsidiaries or affiliates or to your or its respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by breach of the Commitment Parties’ respective obligations hereunder to negotiate in good faith the Credit Documentation on the terms set forth in this Commitment Letter and the Fee Letter, as determined in a final, non-appealable judgment by a court of competent jurisdiction.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction.  You shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.

5.             Conditions to Financing.

The commitment of the Lenders in respect of the Facilities (including the funding thereof) and the undertaking of the Lead Arranger to provide the services described herein, in each case, are subject to (i) the satisfaction of each of the conditions set forth in Annex III hereto and (ii) the negotiation, execution and delivery of definitive documentation with respect to each such Facility consistent with this Commitment Letter, the Fee Letter, the Senior Documentation Standard and the Bridge Documentation Standard and otherwise reasonably satisfactory to the Lead Arranger and the Lenders under the Facilities (the “Credit Documentation”) prior to such initial funding on the Closing Date.  There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Credit Documentation to the funding of the Facilities, other than those that are expressly referred to in the immediately preceding sentence.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (1) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (2) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 5 and in Annex III hereto are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short form security agreements with the United States Patent and Trademark Office or the United

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States Copyright Office or the delivery of certificates evidencing equity interests; provided that any such certificated equity securities of the Target and/or its subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Target provided you have used commercially reasonable efforts to obtain such securities on or prior to the Closing Date) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Lead Arranger and the Borrower but no later than 90 days after the Closing Date (or such longer period as the Administrative Agent may determine in its reasonable discretion).  For purposes hereof, “Specified Representations” means the representations and warranties relating to organizational status, organizational power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with or consents required under charter documents or material laws, gaming licenses, solvency, Federal Reserve margin regulations, the use of proceeds not violating OFAC or FCPA, the USA Patriot Act, anti-money laundering laws, the Investment Company Act, the creation, validity, priority and perfection of the security interests granted in the intended collateral, subject to permitted liens as set forth in the Credit Documentation.  This Section 5 shall be referred to as the “Funds Certain Provisions.”

6.             Confidentiality and Other Obligations.  This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your accountants, attorneys and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by or advisable pursuant to applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof), and (iii) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed on a confidential basis to the respective boards of directors and advisors of the Target in connection with their consideration of the Transaction.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof only to the extent permitted by law and other than in the case of ordinary course audits or examinations), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to the applicable rating agencies in connection with any rating of the Facilities and/or Notes, (ix) to potential Lenders, participants or assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Facilities, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Commitment Parties, including as may be agreed in any confidential information memorandum or other

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marketing material), (x) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I and Annex II and is supplied only on a confidential basis or (xi) with your prior written consent.  This paragraph shall terminate on the earlier of (a) the initial funding under the Facilities and (b) the first anniversary of the date hereof.

JPMorgan and/or its affiliates have been retained as the buy-side financial advisor to Eldorado (in such capacity, the “Financial Advisor”) in connection with the Acquisition.  You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or from JPMorgan and/or its affiliates arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our relationship with you as described and referred to herein.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours.  The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information.  The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each Commitment Party has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

9

The Commitment Parties hereby notify the Companies that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies the Companies, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify the Companies in accordance with the U.S.A. Patriot Act.

7.             Survival of Obligations.  The provisions of Sections 2, 3, 4, 6 (except as provided in Section 6) and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties with respect thereto are terminated prior to the effectiveness of the Facilities and funding thereof.

8.             Miscellaneous.  This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof.  Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising out of relating to this Commitment Letter or the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof.  Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court.  The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute.  Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof.  No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter.  Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

10

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties).  Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any Lender.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter with respect to the Facilities not later than 5:00 p.m. (New York City time) on September 19, 2016, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby.  This offer shall terminate if not so accepted by you at or prior to that time.  Upon your acceptance of this offer, thereafter the commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) the Termination Date (as defined in the Acquisition Agreement (as defined below) (as in effect as of the date hereof)), as may be extended pursuant to Section 7.2(a) of the Acquisition Agreement (as in effect as of the date hereof), unless the Closing Date occurs on or prior thereto, (b) in the case of the commitments with respect to the Bridge Facility only, the date of the issuance of the Notes (in escrow or otherwise) in lieu of a borrowing thereunder, (c) the termination of the Acquisition Agreement and (d) the closing of the Acquisition without the use of the Facilities.  In addition if the proceeds (i) of the Escrow Loans (as defined in the Fee Letter) have been received and deposited into the Escrow Account (as defined in the Fee Letter) and/or (ii) of the Escrow Notes (as defined in the Fee Letter) have been received and deposited into the Escrow Account, then the commitments in respect of such Senior Credit Facilities or Bridge Facility shall automatically be reduced by the amount of the gross proceeds from such Escrow Loans or Escrow Notes.

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11

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Mohammad S. Hasan
	Name:	Mohammad S. Hasan
	Title:	Executive Director

Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

ELDORADO RESORTS, INC.

By:	/s/ Gary Carano
	Name:	Gary Carano
	Title:	Chief Executive Officer

Signature Page to Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS
SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:

(x) If the Senior Credit Facilities are funded on the Closing Date, Eldorado and (y) if the Senior Credit Facilities are funded before the Closing Date (the applicable date of the funding of the Senior Credit Facilities, the “Senior Credit Facilities Funding Date”), Acquisition Co., with the obligations of Acquisition Co. to be assumed by Eldorado on the Closing Date (the “Borrower”).

Guarantors:

Consistent with the Existing Credit Agreement; provided that if the proceeds of the Senior Credit Facilities are borrowed by Acquisition Co. and funded into the Escrow Account in accordance with the Escrow Funds Provisions (as defined in the Fee Letter) there shall not be any Guarantors prior to the Closing Date.

Administrative and Collateral Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as sole and exclusive administrative and collateral agent for the Senior Lenders (the “Senior Administrative Agent”).

Sole Lead Arranger and Bookrunning Manager:	JPMorgan will act as sole and exclusive lead arranger and bookrunning manager for the Senior Credit Facilities (in such capacity, the “Senior Lead Arranger”).

Senior Lenders:	JPMorgan and other banks, financial institutions and institutional lenders selected by the Senior Lead Arranger in consultation with the Borrower (the “Senior Lenders”).

Senior Credit Facilities:	An aggregate principal amount of $1,750.0 million will be available through the following facilities:

Term B Loan Facility: a $1,450.0 million term loan facility, all of which will be drawn on the Senior Credit Facilities Funding Date (the “Term Loan Facility”).

Revolving Credit Facility: a $300.0 million revolving credit facility (the “Revolving Credit Facility”), available from time to time on (subject to the second succeeding sentence) or after the Senior Credit Facilities Funding Date until the fifth anniversary of the Senior Credit Facilities Funding Date, and to include a sublimit to be determined for the issuance of standby and commercial letters of credit (each, a “Letter of Credit”). Letters of Credit will be initially issued by JPMorgan (in such capacity, the “Issuing Bank”), and each of the Senior Lenders under

Annex I-1

the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit. Not more than an amount to be agreed may be drawn under the Revolving Credit Facility on the Senior Credit Facilities Funding Date. Letters of Credit may be issued on the Senior Credit Facilities Funding Date in order to backstop, roll over or replace letters of credit outstanding under the existing credit facility of the Borrower.

Purpose:

The proceeds of the borrowings under the Senior Credit Facilities on the Closing Date, together with any proceeds of the Bridge Facility or the Notes or Permanent Securities, shall be used to fund in part the Acquisition and the Refinancing and to pay transaction fees and expenses related thereto. In addition to the foregoing, the proceeds of the Revolving Credit Facility shall be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Interest Rates:

The interest rates per annum (calculated on a 360-day basis) applicable to the Senior Credit Facilities will be, at the option of the Borrower as set forth below at LIBOR or the Base Rate plus the Applicable Margin set forth in the Fee Letter.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Senior Lenders for the Term Loan Facility or the Revolving Credit Facility, as applicable, nine or twelve months or such other period) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that (i) in the case of the Term Loan Facility, LIBOR will be deemed to be not less than 1.00% per annum (the “LIBOR Floor”) and (ii) Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR (in the case of the Term Loan Facility, after giving effect to the LIBOR Floor). If the LIBOR rate at any time would be less than zero, then the LIBOR rate shall be deemed to be zero.

During the continuance of an event of default or a payment default, interest will accrue (i) on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other outstanding amount at a rate of 200 basis points in excess of the non-default interest rate then applicable to Base Rate loans under the Revolving Credit Facility, and will be payable on demand.

If the Borrower is Acquisition Co., the first interest payment will be due on a date that is after the Closing Date.

Commitment Fee:

A commitment fee of 0.50% per annum shall be payable on the actual daily unused portions of the Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration

Annex I-2

of the commitments under the Revolving Credit Facility. Swingline Loans (to be defined in the Credit Documentation) will not be considered utilization of the Revolving Credit Facility for purposes of this calculation. No commitment fee shall be paid to any defaulting lender.

Calculation of Interest and Fees:

Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Consistent with the Senior Documentation Standard.

Letter of Credit Fees:	Usual and customary fees consistent with the Senior Documentation Standard

Maturity:	Term Loan Facility: Seven years after the Senior Credit Facilities Funding Date.

Revolving Credit Facility: Five years after the Senior Credit Facilities Funding Date.

Senior Documentation Standard:

The Credit Documentation for the Senior Credit Facilities (i) shall be negotiated in good faith and be substantially consistent with the Existing Eldorado Credit Agreement with the modifications set forth on Annex I of the Fee Letter and other modifications mutually agreed between the Borrower and the Lead Arranger including modifications to financial definitions, baskets, financial ratios, and materiality thresholds to reflect the Acquisition of the Target and its subsidiaries, market precedent for gaming companies of similar size and revenue and the leverage of the Borrower after giving effect to the Acquisition, (ii) giving effect to the Funds Certain Provisions shall contain only the conditions to effectiveness and/or borrowing, representations, warranties, covenants and events of default expressly set forth in this Summary Terms and Conditions and other terms and provisions mutually agreed between the Borrower and the Lead Arranger, the definitive terms of which will be negotiated in good faith, (iii) shall be consistent with the proposed business plan and financial model of the Borrower, (iv) shall reflect updates to the agency and operational requirements of the Administrative Agent and applicable legal and accounting updates, and (v) shall be in a form and contain terms such that they do not impair the availability of the Facilities on the Escrow Funding Date (as defined in the Fee Letter) or Closing Date, as applicable, if the Funds Certain Provisions are met (collectively, the “Senior Documentation Standard”).

Scheduled Amortization:

Term Loan Facility: Following the Closing Date, the Term Loan Facility will be subject to quarterly amortization of principal in aggregate annual amounts equal to 1.00% of the original aggregate principal

Annex I-3

amount of the Term Loan Facility, with the balance payable at final maturity of the Term Loan Facility.

Revolving Credit Facility: None

Incremental Facilities:

Consistent with the Senior Documentation Standard; provided that the aggregate amount of all incremental facilities shall not exceed the greater of (x) $375.0 million and (y) an aggregate amount such that the senior secured leverage ratio does not exceed 3.25 to 1.00.

Mandatory Prepayments and Commitment Reductions:

Consistent with the Senior Documentation Standard; provided that the percentage of annual “excess cash flow” for which mandatory prepayments in respect of the Term Loan Facility shall be paid, shall be, initially, 50%, with step-downs to 25% and 0% upon achievement of total leverage ratios to be agreed.

Optional Prepayments and Commitment Reductions:	Consistent with the Senior Documentation Standard; provided that the “soft call” period shall be 6 months from the Closing Date.

Security:	Consistent with the Senior Documentation Standard and subject to the Escrow Funds Provisions in the connection with any Escrow Demand (as defined in the Fee Letter).

Conditions Precedent to Borrowing on or Prior to the Closing Date:	On the Closing Date, only the Funds Certain Provisions specified in the Commitment Letter (including Annex III hereto). Prior to the Closing Date, only the Escrow Funds Provisions.

Conditions Precedent to Each Borrowing under the Senior Credit Facilities After the Closing Date:

Those set forth in the Commitment Letter (including Annex III hereto). After the Closing Date, each borrowing or issuance or renewal of a Letter of Credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Credit Documentation shall be true and correct as of the date of such extension of credit (subject to a materiality qualification) and (ii) no default or event of default under the Credit Documentation shall have occurred and be continuing or would result from such extension of credit.

Affirmative Covenants:	Consistent with the Senior Documentation Standard.

Negative Covenants:

Consistent with the Senior Documentation Standard, and to include an “available amount” basket based on either 50% of consolidated net income or “excess cash flow” as selected by the Borrower prior the launch of syndication and other addbacks to be agreed. The “available amount” basket may be used for, among other things, restricted payments,

Annex I-4

investments, subordinated debt repayments subject to customary conditions, including, with respect to restricted payments, compliance with a total leverage ratio to be agreed.

Financial Covenants:	Revolving Credit Facility: Consistent with the Senior Documentation Standard, and to include maximum total leverage and minimum interest coverage compliance ratios based on levels to be agreed.

Term Loan Facility: None

Representations and Warranties, Events of Default, Waivers and Consents and Assignments and Participations:	Consistent with the Senior Documentation Standard.

Indemnification and Expenses:	Consistent with the Senior Documentation Standard.

Governing Law:	New York.

Counsel to the Administrative Agent:	Cahill Gordon & Reindel LLP.

Annex I-5

ANNEX II-A

SUMMARY OF TERMS AND CONDITIONS
BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.

Borrower:

(x) If the Bridge Loans are funded on the Closing Date, Eldorado and (y) if the Bridge Loans are funded before the Closing Date (the applicable date of the funding of the Bridge Loans, the “Bridge Loans Funding Date”), Acquisition Co., with the obligations of Acquisition Co. to be assumed by Eldorado on the Closing Date (the “Borrower”).

Guarantors:	Same as the Senior Credit Facilities.

Bridge Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as sole and exclusive administrative agent for the Bridge Lenders (the “Bridge Administrative Agent”).

Sole Lead Arranger and Sole Bookrunning Manager:	JPMorgan will act as sole and exclusive lead arranger and bookrunning manager for the Bridge Loans (in such capacity, the “Bridge Lead Arranger”).

Bridge Lenders:

JPMorgan or an affiliate thereof (the “Initial Bridge Lender”) and other financial institutions and institutional lenders selected by the Bridge Lead Arranger in consultation with the Borrower (the “Bridge Lenders”).

Bridge Loans:

$375.0 million of senior unsecured bridge loans (the “Bridge Loans”), less the aggregate gross proceeds of Permanent Securities issued on or prior to the Bridge Loans Funding Date. The Bridge Loans will be available to the Borrower in one drawing upon the consummation of the Acquisition.

Ranking:

The Bridge Loans will be senior unsecured obligations of the Borrower and will rank pari passu in right of payment with all other senior unsecured obligations of the Borrower and effectively subordinated to all of the Borrower’s senior secured obligations, including borrowings under the Senior Credit Facilities. The guarantees will be senior unsecured obligations of each Guarantor and will rank pari passu in right of payment with all other unsecured obligations of such Guarantor and effectively subordinated to all of such Guarantor’s senior secured obligations, including such Guarantor’s obligations under the Borrower’s Senior Credit Facilities.

Security:	None.

Annex II-A-1

Purpose:

The proceeds of the Bridge Loans, together with proceeds from the Senior Credit Facilities, shall be used to fund in part the Acquisition and Refinancing and to pay transaction fees and expenses related thereto.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin set forth in the Fee Letter.

“LIBOR” shall be deemed to be not less than 1.00% per annum.

During the continuance of an event of default (upon the request of the required lenders) or a payment default, interest will accrue (i) on the principal of the any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other outstanding amount at a rate of 200 basis points in excess of the non-default interest rate then applicable to Bridge Loans, and will be payable on demand.

Following the Bridge First Anniversary (as defined below), interest on the Bridge Loans will accrue at a per annum rate equal to the Total Cap, and will be payable quarterly in arrears.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Consistent with the Bridge Documentation Standard.

Amortization:	None.

Optional Prepayments:

The Bridge Loans may be prepaid prior to the first anniversary of the Bridge Loans Funding Date (the “Bridge First Anniversary Date”), without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:

The Borrower shall prepay the Bridge Loans without premium or penalty and offer to purchase Exchange Notes at the premium for optional redemptions set forth in Annex II-C (on a pro rata basis) together with accrued interest to the prepayment or purchase date, with (a) subject to customary exceptions and thresholds, all the net cash proceeds by the Borrower or any of its subsidiaries from any disposition of assets outside the ordinary course of business or casualty event by the Borrower or any of its subsidiaries, in each case, to the extent such proceeds are not reinvested (or committed to be reinvested) in assets useful in the business of the Borrower or any of its subsidiaries within twelve months of the date of such disposition or casualty event and, if so committed to be reinvested, reinvested no later than 180 days after the end of such twelve month period, (b) all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries other than certain debt permitted under the Credit Documentation for the Bridge Facility, and (c)  all net

Annex II-A-2

cash proceeds from any issuance of equity interest by, or equity contribution to, the Borrower, subject to exceptions to be agreed. The Borrower’s obligation to prepay Bridge Loans and purchase Exchange Notes shall be deemed to be satisfied with respect to clause (a) above on a dollar-for-dollar basis to the extent of amounts applied to repay loans under (i) the Term Loan Facility or (ii) the Revolving Credit Facility to the extent accompanied by a permanent reduction in commitments thereunder.

Change of Control:

In the event of a Change of Control (to be defined), each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment. Prior to making any such offer, the Borrower will, within 30 days of the Change of Control, repay all obligations under the Senior Credit Facilities or obtain any required consent of the Senior Lenders under the Senior Credit Facilities to make such prepayment of the Bridge Loans.

Conversion into Rollover Loans:

If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Bridge First Anniversary Date, the principal amount of the Bridge Loans outstanding on the Bridge First Anniversary Date may, subject to the conditions precedent set forth in Annex II-B, be converted into senior second priority secured rollover loans with a maturity of 7 years from the Bridge First Anniversary Date and otherwise having the terms set forth in Annex II-B (the “Rollover Loans”). Any Bridge Loans not converted into Rollover Loans shall be repaid in full on the Bridge First Anniversary Date.

Exchange into Exchange Notes:

Each Bridge Lender that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex II-C) will have the right, at any time on or after the Bridge First Anniversary Date, to exchange Rollover Loans held by it for unsecured senior exchange notes of the Borrower having the terms set forth in Annex II-C (the “Exchange Notes”). Notwithstanding the foregoing, the Borrower will not be required to exchange Rollover Loans for Exchange Notes unless at least $100,000,000 of Exchange Notes would be outstanding immediately after such exchange. In connection with each such exchange, or at any time prior thereto if requested by the Initial Bridge Lender, the Borrower shall (i) deliver to the Bridge Lenders that is receiving Exchange Notes, and to such other Bridge Lenders as the Initial Bridge Lender request, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes or Bridge Loans by such Bridge Lenders, in such form and substance as reasonably acceptable to the Borrower and the Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A transactions

Annex II-A-3

(including indemnification provisions) if requested by the Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Bridge Lender and such certificates as the Initial Bridge Lender may request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Bridge Lender in connection with issuances or resales of Exchange Notes or Bridge Loans, including providing such information regarding the business and operations of the Issuer and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes or Bridge Loans and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Bridge Loan Documentation Standard:

The Credit Documentation for the Bridge Facility (i) shall be negotiated in good faith and be based upon the Credit Documentation for the Senior Credit Facilities with modifications mutually agreed between the Borrower and the Lead Arranger to reflect the structure of the Bridge Facility, (ii) shall contain the terms and conditions set forth in this Summary of Term and Conditions (iii) giving effect to the Funds Certain Provisions shall contain only the conditions to effectiveness and/or borrowing, representations, warranties, covenants and events of default expressly set forth in this Summary Terms and Conditions and other terms and provisions mutually agreed between the Borrower and the Bridge Lender, the definitive terms of which will be negotiated in good faith, (iv) shall be consistent with the proposed business plan and financial model of the Borrower, (v) shall reflect the customary agency and operational requirements of the Bridge Administrative Agent and applicable legal and accounting updates and (vi) shall be in a form such that they do not impair the availability of the Bridge Facility on the Closing Date if the conditions to financing in paragraph 5 of the Commitment Letter are met (collectively, the “Bridge Documentation Standard”).

Conditions Precedent to Borrowing on or Prior to The Closing Date:	On the Closing Date, only the Funds Certain Provisions specified in the Commitment Letter (including Annex III hereto). Prior to the Closing Date, only the Escrow Funds Provisions.

Annex II-A-4

Affirmative Covenants:

In accordance with the Bridge Documentation Standard, affirmative covenants that are consistent with the Senior Credit Facilities. In addition, the Borrower will be required to comply with the Fee Letter and to use its commercially reasonable efforts to refinance the Bridge Facility with the proceeds of the Permanent Securities as promptly as practicable following the Closing Date, including by taking the actions specified in paragraph (vii) of Annex III.

Negative Covenants:

In accordance with the Bridge Documentation Standard, negative covenants that are customary for high yield debt securities of issuers of similar size and credit quality, as determined by the Bridge Lead Arranger in light of prevailing market conditions and other circumstances; provided that prior to the Bridge First Anniversary Date, the limitations on restricted payments, debt and liens will be more restrictive than customary high yield covenants and the Senior Credit Facilities.

Representations and Warranties, Events of Default, Waivers and Consents:	Consistent with the Bridge Documentation Standard.

Assignments and Participations:

Each Bridge Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Bridge Administrative Agent, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval shall be required in connection with assignments to other Bridge Lenders or any of their affiliates. Each Bridge Lender will also have the right, without any consent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Bridge Administrative Agent in its sole discretion.

If an Initial Bridge Lender makes an assignment of Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Bridge Loans with the proceeds of an issuance of securities of the Issuer or any of its subsidiaries in which the Initial Bridge Lenders or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Borrower shall pay the holder of such Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which the Initial Bridge Lender assigned such Bridge Loans but in any event may not be greater than par) at which the holder of such Bridge Loans will be repaid by the Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Borrower shall pay the Initial Bridge Lender the difference between par and the Agreed Price. Such payments by the Borrower shall be in full satisfaction of such Bridge

Annex II-A-5

Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering. For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Senior Credit Facilities.

Counsel to Bridge Lead Arranger:	Cahill Gordon & Reindel LLP.

Annex II-A-6

ANNEX II-B

ROLLOVER LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Same as the Bridge Loans.

Guarantors:	Same as the Bridge Loans.

Rollover Loans:

Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Bridge First Anniversary Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Bridge First Anniversary Date. The Rollover Loans will be governed by the Credit Documentation for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking and Security:	Same as Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to the Total Cap.

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Rollover Loans and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Rollover Loans, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Maturity:	Eight years after the Bridge Loans Funding Date (the “Rollover Maturity Date”).

Optional Prepayments:

For so long as the Rollover Loans have not been exchanged for Exchange Notes of the Borrower as provided in Annex II-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Conditions Precedent to Rollover:	The ability of the Borrower to convert any Bridge Loans into Rollover Loans is subject to the following conditions being satisfied:

(i) at the time of any such refinancing, there shall exist no event of default or event that, with notice and/or lapse of time, could become an event of default, and there shall be no failure to

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comply with the Take-out Demand (as defined in the Fee Letter);

	(ii)	all fees due to the Bridge Lead Arranger and the Initial Bridge Lender shall have been paid in full;

	(iii)	the Bridge Lenders shall have received promissory notes evidencing the Rollover Loans (if requested) and such other documentation as shall be set forth in the Credit Documentation; and

	(iv)	no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Covenants:

From and after the Bridge First Anniversary Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes, except for covenants relating to the obligation of the Borrower to refinance the Rollover Loans and others to be agreed.

Assignments and Participations:	Same as the Bridge Loans.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Bridge Loans.

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ANNEX II-C

SUMMARY OF TERMS AND CONDITIONS
EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.

Issuer:	Same as the Bridge Loans (the “Issuer”).

Guarantors:	Same as the Bridge Loans.

Exchange Notes:

The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the Bridge Administrative Agent. The Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities, but with covenants that are more restrictive in certain respects. Except as expressly set forth above, the Exchange Notes shall have the same terms as the Rollover Loans.

Ranking and Security:	Same as the Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at a per annum rate equal to the Total Cap.

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Exchange Notes and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Exchange Notes, and will be payable on demand.

Maturity:	Same as the Rollover Loans.

Amortization:	None.

Optional Redemption:

Until the third anniversary of the Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 75% of the coupon on the Exchange Notes, declining ratably to par on the date which is two years prior to the Rollover Maturity Date.

In addition, Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Issuer at a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

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Mandatory Offer to Purchase:

The Issuer will be required to offer to purchase the Exchange Notes upon a Change of Control (to be defined in the Indenture) at 101% of the principal amount thereof plus accrued interest to the date of purchase. In addition, the Exchange Notes will be subject to a customary offer to purchase upon dispositions by the Borrower or any of its subsidiaries.

Right to Transfer Exchange Notes:

Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder and, after the Exchange Notes are registered pursuant to the provisions described under “Registration Rights”, to any person or entity; provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Registration Rights:	The Exchange Notes shall be subject to usual and customary registration rights for facilities of this type.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Bridge Loans.

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ANNEX III

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The funding of the loans under the Facilities will be subject to the following conditions precedent:

(i)                                     The Acquisition shall have been, or shall substantially concurrently with either (i) the funding of the Facilities or (ii) the release of proceeds of the Facilities from the Escrow Account be, consummated in all material respects in accordance with the terms of the Agreement and Plan of Merger among Target, you, Eagle I Acquisition Corp  and Acquisition Co. dated September 19, 2016 (including all schedules and exhibits thereto) (the “Acquisition Agreement”), and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to (including any change in the purchase price) in any manner that is materially adverse to the interests of the Lenders or the Lead Arranger without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Initial Lenders (it being understood that (x) any reduction of the purchase price in respect of the Acquisition will be materially adverse to the Lenders and the Lead Arranger, unless there is a concurrent reduction in the aggregate principal amount of the commitments in respect of the Term Loan Facility in an amount equal to such reduction and (y) any increase in the purchase price in respect of the Acquisition will not be deemed to be materially adverse to the interests of the Lenders or the Lead Arranger to the extent that cash on hand (other than as a result of borrowings under the Revolving Credit Facility) is used to fund any such increase).  With respect to a funding (or release from escrow) on the Closing Date only, the Acquisition Agreement Representations shall be true and correct in all material respects, but only to the extent the failure of any Acquisition Agreement Representation to be true and correct in all material respects gives you the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, and the Specified Representations shall be true and correct in all material respects.

(ii)                                  During the period from April 24, 2016 to the date hereof, there shall not have occurred any event, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) on the Target.

(iii)                               The Lead Arranger shall have received:  (A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and shareholders’ equity of each of the Borrower and the Target for the three most recently completed fiscal years of the Borrower and the Target ended at least 90 days before the Closing Date, in each case, accompanied by an unqualified report thereon by their respective independent registered public accountants; (B) the unaudited consolidated balance sheets and related statements of operations and cash flows of each of the Borrower and the Target for each fiscal quarter (other than the last fiscal quarter of a fiscal year) of the Borrower and the Target ended after December 31, 2015 and at least 45 days before the Closing Date; and (C) a pro forma balance sheet and related statement of operations of the Borrower and its subsidiaries (including the Target) as of and for the twelve-month period ending with the latest quarterly or annual period of the Borrower covered by the financial statements set forth in clauses (A) and (B) above, in each case after giving effect to the Transaction

Annex III-1

(the “Pro Forma Financial Statements”), all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and comply with in all material respects the requirements of Regulation S-X under the Securities Act.

(iv)                              With respect to the Senior Credit Facilities, the Senior Lead Arranger shall have received from the Borrower a complete Information Memorandum not later than 15 consecutive business days prior to the Closing Date (the “Bank Marketing Period”); provided that (i) neither November 25, 2016 nor July 3, 2017 shall be considered business days for the purposes of the Bank Marketing Period, (ii) the Bank Marketing Period shall either end on or prior to December 23, 2016 or, if the Bank Marketing Period has not ended on or prior to December 23, 2016, then the Bank Marketing Period shall commence no earlier than January 2, 2017 and (iii) the Bank Marketing Period shall either end on or prior to August 18, 2017.  If at any time you shall in good faith believe that you have provided the complete Information Memorandum required under this clause (iv), you may deliver to the Senior Lead Arranger written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered under this clause (iv) on the date specified in such notice and the Bank Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Senior Lead Arranger in good faith reasonably believe that you have not completed delivery under this clause (iv) and, within two business days after their receipt of such notice from you, the Senior Lead Arranger deliver a written notice to you to that effect (stating with specificity which information you have not delivered for purposes of compliance with this condition only) (provided that it is understood that the delivery of such written notice from the Senior Lead Arranger to you will not prejudice your right to assert that the Information Memorandum under this clause (iv) has in fact been delivered).

(v)                                 With respect to the Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Bridge Lead Arranger (collectively, the “Investment Bank”) shall have been engaged to privately place the Notes or the Escrow Notes, (b) the Investment Bank shall have received (i) a prospectus, offering memorandum or private placement memorandum (an “Offering Memorandum”) which shall be in customary complete form or which, with respect to the description of the Notes and any other parts thereof for which the Investment Bank’s or its advisors’ cooperation or approval is required for them to be complete, the Borrower shall have used its commercially reasonable efforts to cause it to be complete, and in either case, which Offering Memorandum shall contain information regarding the Borrower and the Target of the type and form customarily included in private placements under Rule 144A of the Securities Act and including financial statements, pro formas, business and other financial data of the type required in a registered offering on Form S-1 and otherwise containing information customary for Rule 144A offerings by first time issuers and, in the case of the annual financial statements, the auditors’ reports thereon, which financial information shall, at all times during the Bond Marketing Period (as defined below) be in compliance with the requirements of the Securities and Exchange Commission to permit a registration statement on Form S-1 to be declared effective (excluding information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X and other information not customarily provided in an offering memorandum for a Rule 144A offering), and (ii) drafts of customary “comfort” letters (including “negative assurance” comfort) that independent accountants of the Borrower and the Target would be prepared to deliver upon completion of customary procedures in connection with the offering of the Notes (the “Required Bond Information”); provided that if at any time you shall in good faith believe that you have provided the Required Bond Information, you may deliver to the Bridge Lead Arranger written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered the Required Bond Information on the date specified in such notice and the Bond

Annex III-2

Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Bridge Lead Arranger in good faith reasonably believe that you have not completed such delivery and, within two business days after their receipt of such notice from you, the Bridge Lead Arranger deliver a written notice to you to that effect (stating with specificity which information you have not delivered for purposes of compliance with this condition only) (provided that it is understood that the delivery of such written notice from the Bridge Lead Arranger to you will not prejudice your right to assert that the Required Bond Information has in fact been delivered), and (c) the Investment Bank shall have been afforded a period of at least 15 consecutive business days following the satisfaction of the condition set forth in clause (b) above to seek to offer and sell or privately place the Notes with qualified purchasers thereof (the “Bond Marketing Period”); provided that (i) neither November 25, 2016 nor July 3, 2017 shall be considered business days for the purposes of the Bond Marketing Period, (ii) the Bond Marketing Period shall either end on or prior to December 23, 2016 or, if the Bond Marketing Period has not ended on or prior to December 23, 2016, then the Bond Marketing Period shall commence no earlier than January 2, 2017 and (iii) the Bond Marketing Period shall either end on or prior to August 18, 2017.

(vi)                              All fees due to the Administrative Agents, the Lead Arranger and the Lenders on the Closing Date pursuant to the Fee Letter shall have been, or shall substantially concurrently with the initial funding of the Facilities be, paid, and all expenses to be paid or reimbursed to the Administrative Agents and the Lead Arranger that have been invoiced a reasonable period of time prior to the Closing Date shall have been, or shall substantially concurrent with the initial funding of the Facilities be, paid.

(vii)                           The Refinancing shall have been, or shall substantially concurrently with the funding of the Facilities on the Closing Date (or release from escrow) be, consummated.

(viii)                        After giving effect to the Transaction, the Companies shall have outstanding no indebtedness for borrowed money or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) that certain Indenture dated as of July 23, 2015 (as may be amended), by and among Eldorado, the guarantors named therein and U.S. Bank National Association, in its capacity as trustee (the “Existing Eldorado Notes”) and (c) other indebtedness for borrowed money mutually agreed between the Borrower and the Lead Arranger.  The Lead Arranger shall have received satisfactory evidence of repayment of all indebtedness of to be repaid in connection with the Refinancing Facilities on the Closing Date.

(ix)                              Each of the Borrowers and each of the applicable Guarantors under each Facility shall have provided the documentation and other information to the applicable Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 5 business days prior to the closing of the Facilities.

(x)                                 All governmental and/or regulatory approvals (in respect of gaming, being only the Requisite Gaming Approvals defined in the Acquisition Agreement) necessary to consummate the Transaction (on the terms and conditions contemplated by this Commitment Letter and the Fee Letter).

(xi)                              On or prior to the Closing Date, the Initial Lenders shall have received certification as to the financial condition and solvency of the Borrower and its subsidiaries, from the chief financial officer of the Borrower.  On or prior to the Closing Date, the Lenders shall have received

Annex III-3

(a) customary opinions of counsel to the Borrower and the Guarantors and customary corporate resolutions, certificates, borrowing notices, life of loan flood zone determinations and other customary documents required by regulation relative to any mortgaged real estate and other closing documents and (b) subject to the Funds Certain Provisions, reasonably satisfactory evidence that the Senior Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation) lien and security interest in the Collateral.

Annex III-4